EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 AMPLIDYNE, INC.


      Pursuant to Sections 228 and 242 of the Delaware General Corporation Law, the undersigned, being the president of Amplidyne, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

1.    Article FIRST is amended to read in its entirety as follows:

      FIRST: The name of the Corporation is Wi-Tron, Inc.

2. Article FOURTH is hereby amended to (a) increase the authorized shares of common stock, $.0001 par value, from 25,000,000 to 100,000,000 shares of common stock, and (b) increase the authorized shares of preferred stock, $.0001 par value, from 1,000,000 to 5,000,000 shares of preferred stock.

      All other provisions of Article FOURTH shall remain unchanged.

3. This Amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned, being a duly elected officer of the Corporation, has executed this Certificate of Amendment and affirms the statements herein contained on this 2nd day of November, 2005.


                                          AMPLIDYNE, INC.

                                          By: /s/ John Chase Lee
                                              ---------------------------
                                                  John Chase Lee, President